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Analysts International Corporation

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Analysts International Corporation Reports Third Quarter 2009 Financial Results

•                  Revenue was $30.9M, down 51% from third quarter 2008. Adjusting for the planned exit from low-margin and non-core lines of business, revenue was down 35%

•                  Margins improved 30 basis points.

•                  Selling, administrative and other operating costs reduced by $2.9 million or 25%

•                  $7.7 million in cash with excess credit facility availability of $9.4 million

•                  Sold the assets of our value-added reseller (VAR) and Medical Concepts Staffing operations

•                  Entered into new $15 million credit facility that expires in September 2012

MINNEAPOLIS, MN — November 4, 2009 — Analysts International Corporation (AIC) (Nasdaq: ANLY), an information technology services company, today announced results for the third quarter ended October 3, 2009. The Company reported revenue of $30.9 million for the third quarter of 2009 compared to $62.6 million for the third quarter of 2008. The Company reported a net loss of $4.0 million, or $0.16 per share, for the third quarter of 2009, compared to a net loss of $0.5 million, or $0.02 per share, for the third quarter of 2008. These losses include a $1.0 million net charge, or $0.04 per share, for restructuring, severance, consulting and transaction related costs and gains on asset sales for the third quarter of 2009, compared to a $0.3 million charge, or $0.01 per share, for restructuring, severance and other consulting costs in the third quarter of 2008.

For the nine months ended October 3, 2009, the Company reported revenue of $116.6 million compared to $227.4 million for the comparable period a year ago. The net loss for the nine months ended October 3, 2009, was $12.7 million, or $0.51 per share, compared to a net loss of $2.6 million, or $0.10 per share, for the comparable period a year ago. These losses include a $5.1 million net charge, or $0.20 per share, for the impairment of customer list intangible assets, restructuring, severance, consulting and transaction related costs and gains on asset sales for the nine months ended October 3, 2009, and a $3.1 million charge, or $0.12 per share, for restructuring, severance and other consulting costs for the nine months ended September 27, 2008.

“Third quarter marked an important milestone in the transformation of our business,” said Elmer Baldwin, AIC President and CEO. “With the sale of the assets of our value-added reseller and Medical Concepts Staffing operations, we completed all planned divestitures and associated restructuring. We can now focus our attention entirely on our IT services business.

“We also made the investments in sales and client services necessary to help ensure AIC is well positioned for long-term growth,” added Baldwin. “We expect to see the results of these efforts begin to emerge over the next few quarters. Our overall balance sheet strength and liquidity improved with the sale of assets and the new credit facility.”

2009 Third Quarter and Year-to-Date Review

Our revenues decreased $31.7 million, or 50.7%, in the third quarter 2009 compared to the third quarter 2008, and by $110.8 million, or 48.7%, for the first nine months of fiscal 2009, when compared to the comparable period of 2008, primarily due to our planned exit from non-core and low-margin lines of business and the negative effect the economic environment has had on the demand for our IT professional services.

In the third quarter of 2009, gross margins were $5.9 million, or 19.1 percent of revenue, compared to $11.8 million, or 18.8 percent of revenue, in the third quarter of 2008. Gross margins were $23.0 million, or 19.7 percent of revenue, in the first nine months of fiscal 2009, compared to $39.4 million, or 17.3 percent of revenue, in the first nine months of fiscal 2008. The increase in gross margins as a percent of revenue reflects the impact of implementing our strategy of exiting low margin lines of business and accounts.

Selling, administrative and other general expenses declined by $2.9 million in the third quarter of 2009, when compared to the third quarter of 2008, and by $8.2 million for the first nine months of fiscal 2009, when compared to the comparable period of 2008.  This is largely a result of our efforts to reduce operating costs as part of the business transformation plan that was announced in early 2008 and the decrease in demand for IT professional services.

We generated cash from operations of $0.2 million in both the third quarter of 2009 and 2008.  We generated cash from operations of $3.3 million in the first nine months of fiscal 2009 compared to cash generated of $1.3 million in the first nine months of fiscal 2008. As of October 3, 2009, we had a cash balance of $7.7 million, excess availability of $9.4 million and no borrowings under our credit facility.

Third Quarter 2009 Conference Call

We will host a conference call on Thursday, November 5 at 9:00 a.m. CT to discuss the third quarter 2009 financial results. Participants may access the call by dialing 1.888.221.9542, or 1.913.312.1475 for international participants, and asking for the Analysts International conference call. Live audio of the conference may also be accessed via the Internet at www.analysts.com, where it will be archived. Interested parties can also hear a replay of the call from 12:00 p.m. CT on November 5, 2009, to 10:59 p.m. CT on November 12, 2009, by calling 1.866.245.6755, or 1.416.915.1035 for international callers, and using access code 778183.

About Analysts International Corporation

Analysts International Corporation (Nasdaq: ANLY) is an information technology services company focused on providing configured solutions for its clients. AIC serves a broad portfolio of clients throughout the United States with technology staffing, collaboration solutions, platform solutions, project and application solutions and managed services offerings. For more information, visit us online at www.analysts.com.

Cautionary Statement for the Purpose of Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Statements made in this press release or during the conference call referred to herein by AIC, its CEO Elmer Baldwin or its CFO Randy Strobel, regarding, for instance: (i) AIC’s commitment to executing its business transformation plan and its 2009 objectives; (ii) AIC’s intention to continue to reduce expenses; (iii) management’s beliefs with respect to the impact of strategic business decisions (including cost reduction initiatives); and (iv) the potential impact of the sale of AIC’s VAR business, are forward-looking statements. These forward-looking statements are based on current information, which we have assessed, which by its nature is dynamic and subject to rapid and even abrupt changes.  Forward-looking statements include statements expressing the intent, belief or current expectations of AIC and members of our management team and involve certain risks and uncertainties, including (i) the risk that management may not fully or successfully implement its business transformation plan; (ii) the risk that AIC will not be able to continue to reduce costs or exploit other opportunities of the business in a timely manner or on favorable terms; (iii) prevailing market conditions in the IT services industry, including intense competition for billable technical personnel at competitive rates, strong pricing pressures from many of our largest clients and difficulty in identifying, attracting and retaining qualified billable technical personnel; (iv) potentially incorrect assumptions by management with respect to the downturn in the economy or the impact of prior cost reduction initiatives and current strategic decisions; and (v) other economic, business, market, financial, competitive and/or regulatory factors affecting AIC’s business generally, including those set forth in AIC’s filings with the SEC. You are cautioned not to place undue reliance on these or any forward-looking statements, which speak only as of the date of this press release and conference call.

(Financials follow)

Analysts International Corporation

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Nine Months Ended
	October 3,	September 27,	October 3,	September 27,
(In thousands except per share amounts)	2009	2008	2009	2008

Revenue:
Professional services provided directly	$29,335	$50,116	$105,211	$169,018
Professional services provided through subsuppliers	460	2,891	2,011	31,217
Product sales	1,106	9,610	9,339	27,175
Total revenue	30,901	62,617	116,561	227,410

Expenses:
Cost of services provided directly	23,595	39,167	83,704	133,275
Cost of services provided through subsuppliers	441	2,796	1,915	30,100
Cost of product sales	965	8,899	7,973	24,682
Selling, administrative and other operating costs	8,886	11,780	30,233	38,409
Restructuring costs and other severance related costs	917	291	2,708	2,659
Impairment of intangible assets	—	—	2,268	—
Amortization of intangible assets	44	235	491	793
Total expenses	34,848	63,168	129,292	229,918

Operating loss	(3,947)	(551)	(12,731)	(2,508)

Non-operating income	8	27	35	97
Interest expense	(9)	(8)	(20)	(143)

Loss before income taxes	(3,948)	(532)	(12,716)	(2,554)

Income tax expense	13	6	31	15

Net loss	$(3,961)	$(538)	$(12,747)	$(2,569)

Per common share (basic):
Net loss	$(0.16)	$(0.02)	$(0.51)	$(0.10)

Per common share (diluted):
Net loss	$(0.16)	$(0.02)	$(0.51)	$(0.10)

Weighted-average shares outstanding:
Basic	24,925	24,913	24,925	24,913
Diluted	24,925	24,913	24,925	24,913

Analysts International Corporation

Condensed Consolidated Balance Sheets

(Unaudited)

	October 3,	January 3,
(In thousands)	2009	2009

ASSETS
Current assets:
Cash and cash equivalents	$7,261	$2,288
Restricted cash	396	—
Accounts receivable, less allowance for doubtful accounts	25,462	40,814
Other current assets	734	1,521
Total current assets	33,853	44,623

Property and equipment, net	1,972	3,081
Other assets, net	583	6,550
Total assets	$36,408	$54,254

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$7,947	$15,581
Line of credit	—	—
Salaries and benefits	4,764	3,249
Deferred revenue	418	1,473
Deferred compensation	347	275
Restructuring accrual	1,529	184
Other current liabilities	970	1,025
Total current liabilities	15,975	21,787

Non-current liabilities:
Deferred compensation	1,105	1,391
Restructuring accrual	958	65
Other long-term liabilities	424	616

Shareholders’ equity	17,946	30,395
Total liabilities and shareholders’ equity	$36,408	$54,254

Analysts International Corporation

Reconciliation of non-GAAP Financial Measures

(Unaudited)

	Three Months Ended		Nine Months Ended
	October 3,	September 27,	October 3,	September 27,
(In thousands)	2009	2008	2009	2008

Net loss as reported	$(3,961)	$(538)	$(12,747)	$(2,569)
Plus:
Impairment of intangible assets	—	—	2,268	—
Restructuring costs and other severance related costs	917	291	2,708	2,659
Gain on asset sales	(399)	—	(399)	—
Other consulting & transaction related costs	485	15	485	421

(Loss) income before other reconciling items	(2,958)	(232)	(7,685)	511

Stock based compensation expense	85	129	298	389
Depreciation	319	380	1,086	1,183
Amortization	44	235	491	793
Net interest and non-operating (income) expense	1	(19)	(15)	46
Income tax expense	13	6	31	15

Adjusted EBITDA*	$(2,496)	$499	$(5,794)	$2,937

* Non-GAAP Financial Information

In evaluating the Company’s business, the Company’s management considers and uses Adjusted EBITDA as a supplemental measure of operating performance. Adjusted EBITDA refers to a financial measure that the Company defines as net income (loss) excluding interest, taxes, depreciation, amortization, share-based compensation, special charges and other gains and losses that are not related to the Company’s operations. This measure is an essential component of the Company’s internal planning process because it facilitates period-to-period comparisons of the Company’s operating performance by eliminating potential differences in net income (loss) caused by the existence and timing of certain non-cash items, special charges and other gains and losses. This measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The non-GAAP financial measure included in this press release has been reconciled to the nearest GAAP measure.

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